UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 26, 2006
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices)
  (Zip Code)

(336) 664-1233
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments.

On September 26, 2006, Acquicor Technology, Inc. (AMEX:  AQR) ("Acquicor") and privately held Jazz Semiconductor, Inc. ("Jazz") jointly announced that they had entered into a merger agreement under which Jazz would merge with a wholly owned subsidiary of Acquicor in an all-cash transaction valued at $260 million, subject to adjustment based on Jazz's working capital and for possible future contingent payments (the "Merger").  As a result of the Merger, which is expected to be completed in the first quarter of calendar year 2007, RF Micro Devices, Inc. ("RFMD") expects to sell its approximate 11% equity interest in Jazz for an aggregate cash consideration of approximately $24.0 million to $27.0 million.

Based on the Merger announcement, on September 26, 2006, RFMD concluded that it is required under generally accepted accounting principles to record an impairment charge to RFMD's equity interest in Jazz.  Prior to the announcement of the Merger, this equity interest was valued at $59.3 million (net of discount).  As a result of the aggregate cash consideration expected from the sale of RFMD's equity interest in Jazz, RFMD will write down its equity interest in Jazz and will recognize a non-cash impairment charge of approximately $32.0 million to $35.3 million in its second quarter fiscal 2007 financial statements.  The non-cash impairment charge is not expected to result in any future cash expenditures.

                                                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            RF Micro Devices, Inc.

                                                            By: /s/ Barry D. Church
                                                                      Barry D. Church
                                                                      Vice President and Corporate Controller
                                                                      Principal Accounting Officer

Date:  September 27, 2006